Exhibit 10.41
Schering-Plough Corporation
Severance Benefit Plan
Amended and Restated Effective November 3, 2009

i

Preamble
     Schering-Plough Corporation (“Schering-Plough”) established the Schering-Plough Severance Benefit Plan (the “Plan”) for the purpose of providing severance benefits to certain Employees whose employment terminates on or after February 4, 2004. The Plan constitutes a formal employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan was amended and restated, effective for all terminations occurring on or after January 1, 2008, and superseded any policy, plan or program theretofore maintained or in effect under which severance benefit payments were made prior to January 1, 2008, by Schering-Plough or any of its U.S. affiliated companies (or their predecessors) including any of the Organon BioSciences U.S. Affiliates, which were acquired by Schering-Plough effective November 19, 2007, as part of Schering-Plough’s acquisition of Organon BioSciences N.V. Contingent upon and only effective in the event of the closing (the “Merck Closing”) of the transactions contemplated by the Agreement and Plan of Merger, dated March 8, 2009, by and among Merck & Co., Inc., Schering-Plough, SP Merger Subsidiary One, Inc. and SP Merger Subsidiary Two, Inc., the Plan is hereby further amended, and restated, effective immediately preceding the Merck Closing, for all terminations occurring on or after the Merck Closing.
     The Plan, as set forth herein, is intended to alleviate in part or in full financial hardships that may be experienced by certain of those Employees of Schering Corporation and certain of its U.S. affiliated companies, whose employment is terminated for certain reasons. In essence, benefits under the Plan are intended to be supplemental unemployment benefits. The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA as a “severance pay arrangement” within the meaning of Section 3(2)(b)(i) of ERISA. Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations , Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.
     The Plan shall continue until such time as it is amended or terminated in accordance with Article 6.

-ii-

Article 1
DEFINITIONS
When used herein, the following terms shall have the meanings set forth below.
1.01	“Administrative Committee” means the Schering Corporation Employee Benefits Committee or its designee.

1.02	“Base Pay” means the Employee’s highest Weekly Base Rate of Pay during the 12-month period prior to his or her termination.

In the case of a Termination Due to Change of Control, Base Pay shall mean the sum of (a) Employee’s highest Weekly Base Rate of Pay during the 12-month period prior to his or her termination or, if greater, the Employee’s Weekly Base Rate of Pay in effect immediately prior to such Change of Control, and (b) an amount equal to 1/52 of the Employee’s annual Target Incentive. Notwithstanding the foregoing, for purposes of calculating Base Pay in order to determine a Participant’s benefit under Column A of Exhibit B, Base Pay shall not include any portion of the Employee’s Target Incentive.

1.03	“Benefits” means the benefits that a Participant is eligible to receive pursuant to Article 3 of the Plan.

1.04	“Change of Control” means the Merck Closing for persons hired by the Company on or before such date and means a Change of Control (or Change in Control) of Merck & Co., Inc. as defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan, amended and restated as of the Merck Closing, as it may be further amended from time to time and any successor to such plan for persons hired by the Company after such date.

1.05	“Company” means Schering-Plough Corporation and its U.S. affiliated companies, on or prior to the Merck Closing and Schering Corporation and its U.S. affiliated companies after the Merck Closing, provided that, subject to Section 1.06, no entity that is a direct or indirect subsidiary of Merck Sharp & Dohme Corp. (“MSD”) shall be treated as part of the Company.

1.06	“Comparable Position” means employment with the Company or a successor employer or with MSD or one of its affiliated companies in which the individual’s level of responsibilities would not constitute a Demotion, except that for purposes of a Termination Due to Change of Control, (A) a “Comparable Position”is one that would not result in (i) a material reduction in an individual’s annual total target compensation (consisting of the individual’s annual base salary, target annual cash incentive, and annual planned target long-term equity based incentive, if eligible) from the level in effect with respect to the individual’s position immediately prior to the closing of the Change of Control; (ii) a material decrease in the individual’s duties, authorities and/or responsibilities as they pertain to the individual’s employment prior to the closing of the Change of Control (regardless of whether there is a specific change in title or a change in the reporting structure that applies to the individual’s employment position); or (iii) relocation of the individual’s principal business location more than 50 miles from the individual’s principal business location immediately prior to the closing of the Change of Control, and (B) if employment is with MSD or one of its U.S. affiliated companies, that entity will be deemed to be included in the definition of the “Company” for purposes of the Plan with respect to that individual and that individual will be eligible to continue to participate in the Plan, provided he/she satisfies the definition of “Employee” under the Plan and that individual will not be eligible to participate in any plan, policy or program of MSD or its U.S. affiliated companies that provide for severance pay or severance benefits.

1.07	“Corporate Integrity Agreement” means the five-year settlement agreement entered into between the Schering-Plough Corporation and the Office of Inspector General of the U.S. Department of Health and Human Services, effective July 29, 2004.

1.08	“Demotion” means continued employment in a position that, as determined by the Administrative Committee, constitutes a demotion under the Company’s U.S. compensation guidelines or a position that is one or more levels lower on a Company-recognized career ladder, whether or not such employment is with the Company or a successor employer. Demotion does not apply to a Termination Due to Change of Control.

1.09	“Decline to Relocate” means a termination of a Participant’s employment as a result of his or her rejection of an offer of continued employment in the same position or a Comparable Position that would require relocation of the Participant’s principal business location by more than 50 miles.

1.10	“Employee” means any regular full-time or regular part-time employee of the Company who is employed in the United States and as to whom the terms and conditions of employment are not covered by a collective bargaining agreement unless the collective bargaining agreement specifically provides for coverage under the Plan. For this purpose, a regular part-time employee shall be an employee who is regularly scheduled to work approximately 20 to 32 hours per week. The term “Employee” shall not include (a) temporary employees (including college coops, summer employees, high school coops, flexible workforce employees and any other such temporary classifications); (b) any individual characterized by the Company as an “independent contractor” or as a “contract worker;” (c) officers and other employees of the Company who are parties to employment agreements; (d) officers or other employees of the Company who participate in any severance plan of the Company that provides for the payment of severance benefits in connection with a Change of Control of the Company and such individual qualifies for the payment of such benefits; (e) any other individual who is not treated by the Company as an employee for purposes of withholding federal income taxes, regardless of any contrary Internal Revenue Service, governmental, or judicial determination relating to such employment status or tax withholding; or (f) effective April 13, 2005, any employee of the Company who (i) is not a U.S. citizen, (ii) is on temporary assignment in the United States, and (iii) normally works outside the United States. In the event that an individual engaged in an independent contractor or similar non-employee capacity is subsequently reclassified by the Company, the Internal Revenue Service, or a court as an employee, such individual, for purposes of the Plan, shall be deemed an Employee from the actual (and not effective) date of such classification, unless expressly provided otherwise by the Company.

An Employee also includes any employee of the Company otherwise satisfying the definition for Employee above who works in the United States permanently or who normally works in the United States and receives compensation from one of the Company’s United States affiliates or participating companies but is on temporary assignment outside of the United States.

1.11	“Employment Service Date” means the first day on which an individual became an Employee.

1.12	“Employment Termination Date” means the date on which the employment of the Employee by the Company ends, provided that such ending must also be a “separation from service” as provided in Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and its related regulations and other guidance, to the extent applicable.

1.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14	“Job Elimination” means a termination of a Participant’s employment by the Company due to job elimination, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only.

1.15	“Job Restructuring” means a termination of a Participant’s employment by the Company due to a change in required competencies or qualifications for the Participant’s job, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only.

1.16	“Misconduct” means conduct which includes (a) falsification of company records/misrepresentation; (b) theft; (c) acts or threats of violence; (d) refusal to carry out assigned work; (e) unauthorized possession of alcohol or illegal drugs on company premises; (f) being under the influence of alcohol or illegal drugs during work hours; (g) willful intent to damage or destroy company property; (h) violation of the Standards of Global Business Practices; (i) acts of discrimination/harassment; (j) conduct jeopardizing the integrity of our products; (k) violation of Company rules, policies, and/or practices; or (l) other conduct considered to be detrimental to the Company.

1.17	“Organon BioSciences U.S. Affiliates” means each of the affiliates of Organon BioSciences N.V. that is both organized under the laws of the United States and employs individuals who are paid through a U.S. source payroll system.

1.18	“Participant” means any Terminated Employee eligible for Benefits in accordance with Article 2.

1.19	“Plan” means the Schering-Plough Severance Benefit Plan, as set forth herein, and as the same may from time to time be amended.

1.20	“Plan Year” means the period commencing on each January 1 during which the Plan is in effect and ending on the subsequent December 31.

1.21	“Target Incentive” means an Employee’s target incentive for any given year under the Company’s annual incentive plan applicable to the Employee immediately preceding his or her termination. Notwithstanding the foregoing sentence, in the event of a Termination Due to Change of Control, Target Incentive shall mean the greater of the Target Incentive described in the preceding sentence or the Target Incentive in effect immediately preceding the Change of Control.

1.22	“Terminated Employee” means an Employee who has experienced an Employment Termination Date.

1.23	“Termination Due to Change of Control” means a termination, within two years following a Change of Control, of a Participant’s employment (i) by the Company, which termination is involuntary or (ii) that is as a result of his or her written rejection of an offer of continued employment with the Company if such employment is not a Comparable Position, provided such written rejection is delivered to the Company within the time period stated for response in the offer or if there is no stated time period for response then within forty-five (45) days of the date the Participant knew or reasonably should have known that such offer of employment is not for a Comparable Position and provided further that the Company does not change the terms of the offered employment within that forty-five (45) day time period such that the offered employment as so changed is for a Comparable Position. For purposes of this definition, an involuntary termination shall be deemed to occur on the date established by the Company (not to exceed one year from the notification of involuntary termination) or if there is no date established by the Company then as of the sixtieth (60th) day immediately following the date the Company notifies the Participant of his or her termination.

For purposes of this definition, a termination as a result of rejection of an offer of continued employment if the offer is not for a Comparable Position shall be deemed to occur on the date established by the Company (not to exceed forty-five (45) days from the date the Company receives the Participant’s written notice that the position is not a Comparable Position). Unless otherwise explicitly stated by the Company in the offer of continued employment, if the Company does not receive the Participant’s written rejection of an offer of continued employment within forty-five (45) days following the Participant’s receipt of such offer, the Participant is deemed to have accepted such offer and if the Participant thereafter declines such offer of employment and terminates employment with the Company, such termination shall be deemed to be a Voluntary Resignation.

1.24	“Termination Due to Non-Performance” means a termination of an Employee’s employment by the Company due to the Employee’s failure to perform his or her job assignments in a satisfactory manner, as determined by the Administrative Committee in its sole discretion, for purposes of the Plan only. In addition, a Termination Due to Non-Performance means a termination of an Employee’s employment by the Company due to the Employee being deemed an “ineligible person” pursuant to principles under or similar to those applicable under the Corporate Integrity Agreement.

1.25	“Termination Due to Workforce Restructuring” means termination of an Employee’s employment by the Company due to a Decline to Relocate, a Job Elimination, a Job Restructuring, or such other termination determined by the Administrative Committee.

An Employee who has been absent from employment on a (a) short-term disability leave, or (b) long-term disability leave or “medical no pay” leave lasting, in the aggregate, for a period of less than two years shall be deemed to have suffered a Termination Due to Workforce Restructuring if neither the Employee’s latest position nor a Comparable Position exists for the Employee once he or she is released to return to work. Nothing in this paragraph shall prevent such an Employee from experiencing a Termination Due to Workforce Restructuring as a result of a Job Elimination, Job Restructuring, or other determination by the Administrative Committee or its designee to the extent otherwise provided under this Plan.

1.26	“Voluntary Resignation” means a resignation that is a voluntary separation from employment initiated by the Employee

1.27	“Weekly Base Rate of Pay” means

(a)	for a regular full-time Employee paid on a weekly payroll period basis, the Employee’s weekly rate of pay.

(b)	for a regular full-time Employee paid on a bi-monthly payroll period basis, the Employee’s rate of pay for one payroll period divided by 2.166.

(c)	for a regular part-time Employee paid on any hourly basis, the Employee’s highest base hourly rate during the last 12 months multiplied by the average number of weekly hours worked during that 12-month period.

1.28	“Years of Service” means the total number of a Participant’s full years of active service with the Company (counting for those employed before the Merger, service both before and after the Merck Closing) subject to the following rules:

(a)	For purposes of determining a Participant’s number of Years of Service, a full year of active service is any consecutive twelve-month period of service occurring after the Participant’s most recent break in service lasting one year or more. For example, a Participant whose Employment Service Date is June 21, 2003 will be credited with one Year of Service at the end of the business day June 20, 2004 provided that he or she has been continuously employed by the Company through that date.

(b)	For purposes of determining a Participant’s number of Years of Service, such Participant shall be treated as if his or her Employment Termination Date was December 31 of the calendar year in which his or her actual Employment Termination Date occurs.

(c)	Any break in a Participant’s active service for a period of less than one year shall be disregarded for purposes of calculating a Participant’s number of Years of Service. For example, a Participant who was hired on June 1, 2000, was terminated on February 3, 2002, rehired on December 18, 2002, and terminated again on March 3, 2003 shall have three Years of Service under the Plan.

(d)	Notwithstanding the foregoing, a Participant’s service earned prior to incurring a break in service of less than 12 months and for which the Participant received a severance benefit under this Plan or any other severance plan or arrangement sponsored by the Company shall not be credited as Years of Service under the Plan. For example, a Participant who was hired on January 1, 2000, terminated on June 1, 2001 and received a severance benefit in connection with those years of service and was rehired on January 1, 2007 shall, as of December 31, 2008, be credited with one Year of Service.

(e)	Notwithstanding anything herein to the contrary, a Participant’s prior active service with (i) any of the Organon BioSciences U.S. Affiliates, which were acquired by Schering-Plough effective November 19, 2007, as part of Schering-Plough’s acquisition of Organon BioSciences N.V.; (ii) NeoGenesis Pharmaceuticals, Inc. (provided that the Participant transferred employment to the Company in connection with the asset purchase agreement, dated February 14, 2005; or (iii) Bayer HealthCare AG, provided that the Participant an Employee as a result of the Company’s collaborative agreement with Bayer HealthCare AG, dated October 1, 2004, shall be taken into account when calculating the Participant’s number of Years of Service:

Article 2
PARTICIPATION AND ELIGIBILITY FOR BENEFITS
2.01	Eligibility.

(a)	Subject to Sections 2.01(b), 2.02, and 2.03, any Terminated Employee (other than an employee who is employed in Puerto Rico) who has provided the Company with at least 90 consecutive days of service and incurs a Termination Due to Workforce Restructuring, a Termination Due to Non-Performance, or a Termination Due to Change of Control shall become a Participant and shall be eligible for Benefits in accordance with the provisions of this Plan. A Terminated Employee who is eligible to participate in the Plan as a result of a Termination Due to Change of Control shall not otherwise be deemed to have incurred a Termination Due to Workforce Restructuring or a Termination Due to Non-Performance.

For purposes of determining whether a Participant who either (i) transferred employment from NeoGenesis Pharmaceuticals, Inc. to the Company in connection with the asset purchase agreement, dated February 14, 2005; (ii) became an Employee as a result of the Company’s collaborative agreement with Bayer HealthCare AG, dated October 1, 2004; or (iii) became an employee of the Company in connection with the Company’s acquisition of Organon BioSciences N.V., effective November 19, 2007, has satisfied the 90 consecutive days of service requirement set forth in this Section 2.01(a) above, his or her service shall include service with NeoGenesis Pharmaceuticals, Inc., Bayer HealthCare AG, or Organon BioSciences N.V. or its affiliate, as appropriate.

(b)	Notwithstanding anything herein to the contrary, a Terminated Employee shall not be considered to have incurred a Termination Due to Workforce Restructuring, a Termination Due to Non-Performance, or a Termination Due to Change of Control for the purposes of the Plan, if his or her employment is discontinued due to (i) a Voluntary Resignation; (ii) voluntary resignation after reaching early or normal retirement date under the Schering-Plough Corporation Retirement Plan; (iii) the divestiture of a business unit of the Company if the Employee is offered a Comparable Position with the Company or a successor employer; (iv) a rejection of an offer of a Comparable Position that is not a Decline to Relocate; (v) a Decline to Relocate and such Terminated Employee was on international assignment immediately preceding his or her termination; (vi) discharge for Misconduct; (vii) being placed on layoff status; (viii) failure to transfer to another location after initially accepting the transfer within the acceptance period of the offer; (ix) a termination of employment during or immediately following a long-term disability leave or a “medical no pay” leave lasting, in the aggregate, at least two years; (x) death; or (xi) his or her refusal to cooperate with the screening process pursuant to or under principles similar to the Corporate Integrity Agreement.

(c)	Notwithstanding anything herein to the contrary, in no event shall any Employee or former Employee who is receiving benefits under a Company-sponsored disability plan and/or who was on “medical no pay” leave of absence lasting, in the aggregate, for a period of two consecutive years or more ending at or immediately preceding the time of his or her termination of employment be eligible for Benefits under this Plan. For clarification purposes, the determination of whether an Employee or former Employee is ineligible for benefits as a result of the two-year leave of absence restriction set forth in the preceding sentence shall be made by aggregating any time periods in which the Employee or former Employee had received benefits under a Company-sponsored long-term disability plan together with any consecutive time periods that he or she was on “medical no pay” leave.

2.02	Termination of Eligibility for Benefits. A Participant shall cease to participate in the Plan, and all Benefits shall cease upon the occurrence of the earliest of:

(a)	Termination of the Plan prior to, or more than two years following, a Change of Control;

(b)	Inability of the Company to pay Benefits when due;

(c)	Completion of payment to the Participant of the Benefits for which the Participant is eligible; and

(d)	The Administrative Committee’s determination, in its sole discretion, of the occurrence of the Employee’s Misconduct, regardless of whether such determination occurs before or after the Employee’s Employment Termination Date, unless the Administrative Committee determines in its sole discretion that Misconduct shall not cause the cessation of Benefits in a particular case. Notwithstanding the foregoing, the Administrative Committee must act in good faith in making such a determination at any time within the two years following a Change of Control.

2.03	Waiver and Release. Notwithstanding anything in the Plan to the contrary, unless determined otherwise by the Administrative Committee in its sole discretion, no Benefits shall be due or paid under the Plan to any Employee, unless the Employee executes (and does not rescind) a written waiver and release, in a form prescribed by the Company, of any and all claims against Merck & Co., Inc., its subsidiaries (including the Company and MSD and its subsidiaries), its affiliates, and all related parties arising out of the Employee’s employment or termination of employment within 60 days following the Employee’s termination from employment (or such shorter period as the release form provides).

Article 3
BENEFITS
3.01	Amount of Severance Pay. The amount of severance pay payable to a Participant shall be equal to the number of weeks of the Participant’s Base Pay corresponding to his or her Years of Service at his or her Employment Termination Date as set forth on that portion of Exhibit A applicable to the reason for his or her termination from employment (determined by the Company, in its sole discretion) as listed on Exhibit A hereto.

In the event of a Termination Due to Change of Control, the amount of severance pay payable to a Participant shall be equal to the number of weeks of the Participant’s Base Pay corresponding to his or her Years of Service at his or her Employment Termination Date as set forth under Column B of Exhibit B applicable to his or her band as listed on Exhibit B hereto.

Notwithstanding the foregoing, in the event of a Termination Due to Change of Control for a Participant who was an E-grade employee of the Company (or its affiliates) as of December 31, 2003, the amount of severance pay payable to the Participant shall be equal to the greater of the benefits as listed under Columns A and B under Exhibit B hereto as applicable to E-grade employees and to his or her Years of Service at his or her Employment Termination Date.

Notwithstanding the foregoing, in the event of a Termination Due to Change of Control for a Participant who was a weekly/hourly or a semi-monthly employee of the Company (or its affiliates) as of December 31, 2003, the amount of severance pay payable to the Participant shall be equal to the greater of the benefits as listed under Columns A and B under Exhibit B hereto as applicable to his or her pay status and Years of Service at his or her Employment Termination Date.

Set forth on Exhibit C is a description of the manner in which eligible employees of certain acquired companies and/or divisions will be deemed to mapped to the Company Compensation Bands for purposes of Exhibits A and B until such employees receive an actual Compensation Band classification under the Schering system.

3.02	Medical and Dental Benefits. A Participant covered under any of the Company’s group medical and dental plans prior to his or her Employment Termination Date shall be provided the opportunity to elect to continue such coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and Section 601, et seq., of ERISA (“COBRA”) and in accordance with the Company’s regular COBRA coverage payment practices.

Participants who experience a Termination Due to Workforce Restructuring or Termination due to Non-Performance shall be eligible to continue medical and dental benefits under COBRA coverage at active employee rates, as the same may be changed from time to time, for the greater of (a) three months or (b) the number of weeks of severance under Section 3.01 (to a maximum of 12 months) following his or her Employment Termination Date.

Participants who experience a Termination Due to Change of Control shall be eligible (a) to continue medical and dental benefits under COBRA coverage at active employee rates, as the same may be changed from time to time, for the greater of (i) three months or (ii) the number of weeks of severance pay under Section 3.01 (to a maximum of 18 months) following his or her Employment Termination Date, and (b) for retiree medical benefits under the terms of the retiree medical coverage generally applicable to the Company’s retiree medical eligible retirees provided that such Participants are at least age 50 at the time of their termination of employment.

3.03	Life Insurance. Participants who experience a Termination Due to Workforce Restructuring or Termination Due to Non-Performance shall be eligible to receive continued basic life insurance coverage for the greater of (a) three months or (b) the number of weeks of severance under Section 3.01 (to a maximum of 12 months) following his or her Employment Termination Date.

Participants who experience a Termination Due to Change of Control shall be eligible to receive continued basic life insurance coverage for the greater of (a) three months or (b) the number of weeks of severance under Section 3.01 (to a maximum of 18 months) following his or her Employment Termination Date. At the end of the coverage period, the Participant may convert the life insurance coverage to a personal policy.

3.04	Incentive Plan Payments. A Participant’s entitlement to an incentive payment under the annual incentive plan applicable to such Participant following a termination of employment and the amount of such incentive payment, if any, shall be determined solely by reference to the applicable terms of such annual incentive plan; provided, however, for purposes of calculating a Participant’s severance pay with respect to a Termination Due to Change of Control, a Participant’s Base Pay shall include a pro rata portion of his or her Target Incentive as described under the definition of Base Pay in Section 1.02 of the Plan.

3.05	Reduction for Other Payments; Offsets. The Benefits payable hereunder to any Participant shall be reduced by any and all payments required to be made by the Company or its affiliates under federal, state, and local law (other than payments under the Worker Adjustment Retraining Notification Act and comparable state laws), under any employment agreement or special severance arrangement or under any other separation policy, plan, or program. The Benefits payable hereunder to any Participant shall also be reduced by (a) any benefits previously paid to such Participant under this or any other separation or severance plan sponsored by the Company with respect to any periods of service with respect to which Benefits are being paid under this Plan, including any severance benefits paid prior to November 19, 2007 under a U.S. severance plan, practice or arrangement of Organon Biosciences, N.V.; and (b) any and all amounts that the Participant owes to the Company or an affiliate.

3.06	Effect on Other Benefit Plans. Except as expressly provided herein, nothing under the Plan shall constitute an extension of eligibility for, or the vesting or exercise periods relating to, any employee benefit or equity compensation plan or an agreement with the Company.

3.07	Different Severance Benefits. Notwithstanding the foregoing, the Administrative Committee may recommend, and the Senior Vice President of Human Resources of Merck & Co., Inc., acting on behalf of the Company, will have complete discretion to approve a different amount of severance pay and/or benefits, either higher or lower (including no severance pay and/or benefits at all), than otherwise provided on Exhibit A, provided that no such discretion shall be applicable to reduce severance or benefits specified hereunder with respect to a Termination Due to Change of Control.

3.08	Change of Control Notification. Not later than six months following a Change of Control, the Company shall notify all of its otherwise eligible Employees (who were Employees as of the day immediately before the Change of Control) who have not been given notice of termination of whether they will, until the second anniversary of such Change of Control, continue in the same job, be offered a Comparable Position, or be involuntarily terminated.

Article 4
METHOD OF SEVERANCE PAYMENTS
4.01	Method of Payment. The severance pay to which a Participant is eligible, as calculated pursuant to Article 3, shall be paid in accordance with the provisions of this Article 4.

(a)	Severance payments payable under this Plan shall be made in a single sum cash payment in the first payroll period that begins after the release is binding, provided that if the 60th day falls in the calendar year following the year of the Employment Termination Date, the payment will be made no earlier than the first payroll period of such later calendar year. The payment may be delayed by six months, as described in Section 4.01(c) of this Plan.

(b)	Payment shall be made by mailing to the last address provided by the Participant to the Company. Separate payment(s) shall be made to pay any earned and unused vacation pay for the year during which the Employment Termination Date occurs. In no event shall interest be credited on any amounts for which a Participant may become eligible.

(c)	The following rules shall apply with respect to the timing of the payments to be provided under this Plan to Participants:

Neither the Company nor a Participant shall have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A;

If, as of the date of the ”separation from service” of a Participant from the Company, the Participant is not a “specified employee” (each within the meaning of Section 409A and as determined solely by the Company), then payment shall be made as provided in Section 4.01(a); and

If, as of the date of the separation from service of the Participant from the Company, the Participant is a specified employee, then the severance payment shall be paid within 10 days following the earlier to occur of the date that is six months and one day after such separation from service or, if earlier, the death of the Participant.

Article 5
THE ADMINISTRATIVE COMMITTEE
5.01	Authority and Duties. The Administrative Committee shall have the full power, authority, and discretion to construe, interpret, and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrative Committee shall be final, binding, and conclusive upon the parties, subject only to determinations by the applicable claims fiduciary with respect to denied claims for Benefits. Unless the Administrative Committee determines otherwise, the Human Resources Managers of the Company shall have the authority to act on behalf of the Administrative Committee in all respects set forth in this Section 5.01.

5.02	Records. The Company shall supply to the Administrative Committee all records and information necessary to the performance of the Administrative Committee’s duties.

5.03	Payment. The Company shall make payments of Benefits, in such amount as determined by the Administrative Committee under Article 3, from its general assets to Participants in accordance with the terms of the Plan, as directed by the Administrative Committee.

Article 6
AMENDMENT AND TERMINATION
Amendment and Termination. The Plan may be amended, suspended, discontinued, or terminated at any time by the Global Benefits and Compensation Oversight Committee or its designee, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment. Any such amendment, however, may cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan. No such amendment made following a Change of Control may reduce the benefits to which any Participant may become entitled in the two years following such Change of Control. Notwithstanding the foregoing, no amendment may be made to the Plan for a period of two years following a Change of Control that reduces the level of benefits provided to Participants or that, in a material manner, adversely affects Participant.

Article 7
CLAIMS PROCEDURES
7.01	Claim. Each eligible terminated Employee may contest the administration of Benefits by completing and filing with the Administrative Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be filed within 60 days following the Employee’s termination of employment and must be supported by such information as the Administrative Committee deems relevant and appropriate.

7.02	Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial by the Administrative Committee within 90 days of receipt of the claim (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional 90 days for processing the claim). The notice advising of the denial shall specify the reason(s) for denial, make specific reference to relevant Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the claimant of the procedure for the appeal of such denial and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. All appeals shall be made by the following procedure:

(a)	A claimant whose claim has been denied shall file with the Administrative Committee a notice of desire to appeal the denial. Such notice shall be filed within 60 days of notification by the Administrative Committee of the initial claim denial, be made in writing, and set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b)	The Administrative Committee shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrative Committee shall deem relevant.

(c)	The Administrative Committee shall render a determination upon the appealed claim within 60 days of its receipt of such appeal (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional 60 days for processing the appeal). The determination shall specify the reason(s) for the denial, make specific reference to relevant Plan provisions, and contain a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d)	The determination so rendered shall be binding upon all parties.

No Employee may bring a civil action under Section 502(a) of ERISA until the Employee has exhausted his or her rights under this Section 7.02.

Article 8
MISCELLANEOUS
8.01	Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber, or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan.

8.02	No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.03	Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.04	Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.

8.05	Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.06	Number. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

8.07	Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Benefits.

8.08	Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrative Committee and all other parties with respect thereto.

8.09	Lost Payees. Benefits shall be deemed forfeited if the Administrative Committee is unable to locate a Participant to whom Benefits are due. Such Benefits shall be reinstated if application is made by the Participant for the forfeited Benefits within one year of the Participant’s Employment Termination Date and while the Plan is in operation.

8.10	Controlling Law. The Plan shall be construed and enforced according to the laws of the State of New Jersey to the extent not superseded by federal law.

SCHERING-PLOUGH CORPORATION
SEVERANCE PAY PLAN
EXHIBIT A
Termination Due to Workforce Restructuring
(CHART SHOWS AMOUNT OF SEVERANCE PAY IN WEEKS OF BASE PAY)
Schering-Plough Corporation
Severance Pay Plan
Exhibit A
Termination Due to Workforce Restructuring
(chart shows amount of severance pay in weeks of Base Pay)

		Bands D-	Bands D-
		O;	O;
	Bands A-	Base	Base ≥
Years of Service	C	<$275,000	$275,000
1	15	26	39
2	15	26	39
3	15	26	39
4	15	26	39
5	15	26	39
6	17	26	39
7	19	26	39
8	21	26	41
9	23	28	43
10	25	30	45
11	27	32	47
12	29	34	49
13	31	36	51
14	33	38	53
15	35	40	55
16	37	42	57
17	39	44	59
18	41	46	61
19	43	48	63
20	45	50	65
21	47	52	67
22	49	54	69
23	51	56	71
24	53	58	73
25	55	60	75
26	57	62	77
27	59	64	79
28	61	66	81
29	63	68	83
30 and above	65	70	85

Schering-Plough Corporation
Severance Pay Plan
Exhibit A (Cont’d)
Termination Due to Non-Performance
(chart shows amount of severance pay in weeks of Base Pay)

Bands A-
Years of Service	O
1	8
2	8
3	8
4	8
5	8
6	8
7	8
8	8
9	9
10	10
11	11
12	12
13	13
14	14
15	15
16	16
17	17
18	18
19	19
20	20
21	21
22	22
23	23
24	24
25	25
26	26
27	27
28	28
29	29
30 and above	30

Schering-Plough Corporation
Severance Pay Plan
Exhibit B
Termination Due to Change of Control
( chart shows amount of severance pay in weeks of Base Pay )

				Column B
				(If this column is applicable, multiply applicable
Column A				number
(If this column is applicable, multiply applicable number				of weeks by Base Pay including 1/52 of Target
of weeks by Base Pay excluding Target Incentive)				Incentive)
Applicable to Employees Employed by Schering-Plough
on or before
12/31/03 Only					Bands D-O;	Bands D-O;
Weekly /	Semi-		Years of	Bands A-	Base 1 <	Base 1 ≥
Hourly	Monthly	E-Grade	Service	C	$275,000	$275,000
8	16	32	1	23	39	59
8	16	32	2	23	39	59
12	16	32	3	23	39	59
16	16	32	4	23	39	59
20	20	40	5	23	39	59
24	24	48	6	26	39	59
28	28	56	7	29	39	59
32	32	64	8	32	39	62
36	36	72	9	35	42	65
40	40	80	10	38	45	68
44	44	88	11	41	48	71
48	48	96	12	44	51	74
52	52	104	13	47	54	77
56	56	104	14	50	57	80
60	60	104	15	53	60	83
64	64	104	16	56	63	86
68	68	104	17	59	66	89
72	72	104	18	62	69	92
76	76	104	19	65	72	95
80	80	104	20	68	75	98
84	84	104	21	71	78	101
88	88	104	22	74	81	104
92	92	104	23	77	84	107
96	96	104	24	80	87	110
100	100	104	25	83	90	113
104	104	104	26	86	93	116
104	104	104	27	89	96	119
104	104	104	28	92	99	122
104	104	104	29	95	102	125
104	104	104	30 and above	98	105	128

1	For this purpose, Base Pay excludes Target Incentive.

Schering-Plough Corporation
Severance Pay Plan
Exhibit C
1. For purposes of Exhibits A and B, Participants who were former employees of the Organon business group and became Employees of the Company in connection with the Company’s November 19, 2007 acquisition of Organon BioSciences N.V., and have not yet been classified under the Company Compensation Band system, shall be treated as having Company Compensation Band designation according to the following schedule:

Organon Classification	Deemed Company Band
Non-Exempt Grades 54-60	Bands A — C
Exempt Grades 8-13	Bands A — C
Exempt Grades 14-SE	Bands D — O
2. For purposes of Exhibits A and B, Participants who were former employees of the Diosynth business group and became Employees of the Company in connection with the Company’s November 19, 2007 acquisition of Organon BioSciences N.V., and have not yet been classified under the Company Compensation Band system, shall be treated as having a the Company Compensation Band designation according to the following schedule:

Diosynth RTP Classification	Deemed Company Band
Non-Exempt Grades 1-12	Bands A — C
Exempt Grades 4-13	Bands A — C
Exempt Grades 14-SE	Bands D — O
3. For purposes of Exhibits A and B, Participants who were former employees of the Intervet business group and became Employees of the Company in connection with the Company’s November 19, 2007 acquisition of Organon BioSciences N.V., and have not yet been classified under the Company Compensation Band system, shall be treated as having a Company Compensation Band designation according to the following schedule:

Intervet Classification	Deemed Company Band
Non-Exempt Grades N2 – N111-12	Bands A — C
Exempt Grades E5 –E15	Bands A — C
Exempt Grades E16 – E17	Bands D — O